EXHIBIT 99.1

                 ADTRAN, Inc. Reports Third Quarter 2005 Results
                      and Declares Quarterly Cash Dividend


    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Oct. 17, 2005--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the third quarter ended September 30, 2005. Sales were $149,170,000 for the quarter, up 25% compared to $118,873,000 for the second quarter of 2005, and up 29% compared to $115,251,000 for the third quarter of 2004.
    Net income was $33,015,000 for the quarter compared to $20,719,000 for the second quarter of 2005 and $18,751,000 for the third quarter of 2004. Earnings per share, assuming dilution, were $0.42 for the quarter, up 56% compared to $0.27 for the second quarter of 2005, and up 83% compared to $0.23 for the third quarter of 2004.
    Gross margin improved to 59.9% for the quarter compared to 57.6% for the third quarter of 2004. The increase in gross margin is principally the result of continuing improvements in manufacturing efficiencies and product cost reductions.
    Net cash provided by operating activities totaled $43 million for the quarter. Unrestricted cash and marketable securities totaled $345 million, at September 30, 2005.
    ADTRAN Chief Executive Officer Tom Stanton stated, "For the quarter, we experienced strong and broad based revenue growth across both Carrier Network and Enterprise Network divisions. Revenues were strong both domestically and internationally. Our results benefited from a significant revenue increase in primary growth areas, particularly with DSLAM and Optical Access Products, accompanied by a strong revenue increase in traditional product areas. We believe these results reflect continuing momentum and share gains in the markets we serve."
    The Company also issued revised guidance for the year 2005. Revenue for the year is expected to range from $512 million to $516 million. Earnings per share, assuming dilution, are expected to range from $1.26 to $1.28.
    The Company also announced that its Board of Directors declared a cash dividend for the third quarter of 2005. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on November 4, 2005. The ex-dividend date is November 2, 2005 and the payment date is November 17, 2005.
    The Company also confirmed that its third quarter conference call will be held Tuesday, October 18 at 9:30 a.m. Central Time. This conference call will be webcast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.
    An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.
    ADTRAN, Inc. is one of the world's most successful network access equipment suppliers, with a 17-year history of profitability and a portfolio of more than 1,300 solutions for use in the last mile of today's telecommunications networks. Widely deployed by both carriers and enterprises, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major domestic service provider and many international ones, as well as by thousands of public, private and government organizations worldwide.
    This press release contains forward-looking statements which reflect management's best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2004. Such risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.




                        Condensed Balance Sheet
                               Unaudited
                            (In thousands)

                                                       September 30,
                                                           2005
                                                     -----------------
Assets

Cash & cash equivalents                                       $70,585
Short-term investments                                        180,758
Accounts receivable (net)                                      71,554
Other receivables                                               7,260
Inventory (net)                                                53,629
Prepaid expenses and other current assets                       9,482
                                                     -----------------

Total current assets                                         $393,268

Equipment (net)                                               $21,140
Land                                                            4,263
Building & land improvements (net)                             61,129
Other assets                                                    1,346
Long-term investments                                         148,620
                                                     -----------------

Total long-term assets                                       $236,498

Total assets                                                 $629,766
                                                     =================

Liabilities and stockholders' equity

Accounts payable                                              $36,224
Accrued wages and benefits                                      8,176
Accrued income taxes                                           11,126
Accrued liabilities                                             7,612
                                                     -----------------

Total current liabilities                                     $63,138

Deferred tax liabilities                                       $3,978
Other non-current liabilities                                   5,161
Long-term debt                                                 50,000
                                                     -----------------

Total long-term liabilities                                   $59,139

Total liabilities                                            $122,277

Stockholders' equity                                         $507,489
                                                     -----------------

Total liabilities and stockholders' equity                   $629,766
                                                     =================


                  Condensed Statements of Income (1)
              For the quarters ending 9/30/05 and 9/30/04
                 (In thousands, except per share data)
                               Unaudited

                                                      Third Quarter
                                                     2005      2004
                                                   --------- ---------

Sales                                              $149,170  $115,251

Cost of Sales                                        59,856    48,869
                                                   --------- ---------

Gross Profit                                         89,314    66,382


Selling, general and administrative expenses         25,011    21,765
Research and development expenses                    15,087    18,859
                                                   --------- ---------

Profit from operations                               49,216    25,758

Interest expense                                       (693)     (644)
Other income (primarily interest)                     3,107     2,137
                                                   --------- ---------

Income before provision for income taxes             51,630    27,251

Provision for income taxes                          (18,615)   (8,500)
                                                   --------- ---------

Net income                                          $33,015   $18,751
                                                   ========= =========

Weighted average shares
       Basic                                         75,710    77,778
       Diluted  (2)                                  78,213    80,437

Earnings per common share
       Basic                                          $0.44     $0.24
       Diluted  (2)                                   $0.42     $0.23


(1) Certain reclassifications have been made to the 2004 Income
    Statement in order to conform with the 2005 presentation. These reclassifications had no effect on previously reported net income.

(2) Assumes exercise of dilutive stock options calculated under the treasury stock method.


                  Condensed Statements of Income (1)
              For the periods ending 9/30/05 and 9/30/04
                 (In thousands, except per share data)
                               Unaudited

                                                    Nine Months Ended
                                                     2005      2004
                                                   --------- ---------

Sales                                              $372,620  $349,892

Cost of Sales                                       153,532   149,100
                                                   --------- ---------

Gross Profit                                        219,088   200,792

Selling, general and administrative expenses         72,257    67,150
Research and development expenses                    47,797    49,572
                                                   --------- ---------

Profit from operations                               99,034    84,070

Interest expense                                     (1,901)   (1,932)
Other income (primarily interest)                     8,950     7,033
                                                   --------- ---------

Income before provision for income taxes            106,083    89,171

Provision for income taxes                          (37,129)  (28,624)
                                                   --------- ---------

Net income                                          $68,954   $60,547
                                                   ========= =========

Weighted average shares
       Basic                                         75,602    78,858
       Diluted  (2)                                  77,675    81,828

Earnings per common share
       Basic                                          $0.91     $0.77
       Diluted  (2)                                   $0.89     $0.74


(1) Certain reclassifications have been made to the 2004 Income
    Statement in order to conform with the 2005 presentation. These reclassifications had no effect on previously reported net income.

(2) Assumes exercise of dilutive stock options calculated under the treasury stock method.



    CONTACT: ADTRAN, Inc.
             Jim Matthews, 256-963-8775
             or
             Investor Services/Assistance:
             Cathy Bartels, 256-963-8220